Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC. REPORTS

THIRD QUARTER 2004 RESULTS

Revenues of $133.1 Million;

GAAP Net Income of $0.32 Per Diluted Share;

ENGLEWOOD, COLO. (October 25, 2004) — CSG Systems International, Inc. (Nasdaq: CSGS), a leading provider of customer care and billing solutions, today reported results for the quarter ended September 30, 2004.

Third Quarter 2004 Highlights:

•	GAAP results were as follows: total revenues were $133.1 million; operating income was $21.4 million; and net income per diluted share was $0.32, which includes a positive impact of approximately $0.08 per diluted share, resulting from foreign currency transaction gains and a decrease in CSG’s estimated 2004 effective income tax rate.

•	Cash flows from operations for the quarter ended September 30, 2004 were $24.8 million.

•	CSG repurchased 846,000 shares under its stock buyback program during the quarter.

•	CSG’s Broadband Services Division (BSD) participated in planning, testing, trials and rollouts of Voice over IP services with all of its clients who are offering the service, including Time Warner Cable of New York City, which launched its telephony service this quarter.

•	CSG’s Global Software Services Division (GSS) expanded its relationships with clients in every region, including the implementation of Kenan FX. In addition, this quarter, CTBC, a leading convergent services provider in Brazil, selected Kenan FX to standardize all of its billing for wireline, wireless, broadband and data.

“We have a very solid client base that is looking for solutions to grow their businesses while simplifying their operations,” said Neal Hansen, chairman and chief executive officer for CSG Systems International, Inc. “We are at the forefront in the launch of new services like Voice over IP and data services. As a result of our continued investment in our solution set, not only are we well positioned to benefit from our clients’ success, but our clients are well positioned to succeed.”

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CSG Systems International, Inc.

October 25, 2004

Summary Results of Operations Information (unaudited)

(in thousands, except per share amounts and percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003 (2)(3)	2004	2003 (2)(3)
Total revenues	$133,073	$25,510	$393,100	$309,803
Operating income (loss)	21,407	(94,078)	64,671	(55,919)
Net income (loss)	16,333	(53,774)	34,922	(33,348)
Net income (loss) per diluted share	0.32	(1.05)	0.68	(0.65)
Certain non-cash expenses (1):
Depreciation	3,535	4,529	10,688	13,462
Amortization	6,756	6,318	20,328	18,684
Stock-based employee compensation	3,503	1,357	11,448	4,067

Total	$13,794	$12,204	$42,464	$36,213

(1)	These items are calculated in accordance with GAAP, and are reflected in the accompanying Condensed Consolidated Statements of Operations and Cash Flows.
(2)	During the fourth quarter of 2003, CSG adopted the fair value method of accounting for stock-based awards in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”, using the prospective method of transition. The adoption of SFAS No. 123 was effective as of January 1, 2003. As a result, CSG has restated its consolidated financial statements for the three and nine months ended September 30, 2003 to reflect the inclusion of additional stock-based employee compensation expense of approximately $0.2 million and $0.5 million, respectively.
(3)	The results of operations for the three and nine months ended September 30, 2003 include a $119.6 million charge to revenue related to the Comcast arbitration ruling, of which $13.9 million was attributed to the third quarter 2003 revenues, with the remaining $105.7 million attributed to revenues for periods prior to July 1, 2003.

Third Quarter 2004 Results

Processing revenues remained relatively consistent for the third quarter of 2004 at $80.7 million, compared to $79.4 million for the same period last year and $80.9 million for the second quarter of 2004. Software revenues decreased nine percent year-over-year to $9.6 million, however increased 19 percent from the second quarter of 2004. Maintenance revenues were $24.6 million for the current quarter, an increase of four percent when compared to both the third quarter of 2003 and the second quarter of 2004. Professional services generated $18.0 million of revenue in the quarter, a three percent increase when compared to the same period last year and a six percent increase when compared to the second quarter of 2004.

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CSG Systems International, Inc.

October 25, 2004

Net income presented under generally accepted accounting principles (“GAAP”) for the third quarter of 2004 was $16.3 million, or $0.32 per diluted share, which includes a positive impact of approximately $0.08 per diluted share, resulting from foreign currency transaction gains of $0.02 per diluted share, and $0.06 per diluted share due to a decrease in CSG’s estimated 2004 effective income tax rate. CSG had a GAAP net loss for the third quarter of 2003 of $(53.8) million, or $(1.05) per diluted share. The third quarter 2003 results were reduced by the $119.6 million charge for the Comcast arbitration ruling and by $3.5 million of restructuring charges, or $1.33 per diluted share in total.

Divisional Results

CSG is organized into two divisions: the Broadband Services Division and the Global Software Services Division. CSG excludes its restructuring charges in the determination of its GAAP segment results. The results of operations for the divisions were as follows (in thousands, except percentages):

	Three Months Ended September 30, 2004
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$80,013	$735	$—	$80,748
Software revenues	1,176	8,468	—	9,644
Maintenance revenues	4,529	20,107	—	24,636
Professional services revenues	210	17,835	—	18,045

Total revenues	85,928	47,145	—	133,073
Segment operating expenses (4)	53,509	43,577	14,489	111,575

Contribution margin (loss) (4)	$32,419	$3,568	$(14,489)	$21,498

Contribution margin percentage	37.7%	7.6%	N/A	16.2%

	Three Months Ended September 30, 2003 (5)
	Broadband Services Division (3)	GSS Division	Corporate	Total
Processing revenues (Broadband Division net of $13,472 for the arbitration charge)	$78,731	$638	$—	$79,369
Software revenues	1,897	8,703	—	10,600
Maintenance revenues (Broadband Division net of $450 for the arbitration charge)	4,649	19,027	—	23,676
Professional services revenues	310	17,234	—	17,544

Subtotal	85,587	45,602	—	131,189
Charge for arbitration ruling attributable to periods prior to July 1, 2003	(105,679)	—	—	(105,679)

Total revenues, net	(20,092)	45,602	—	25,510
Segment operating expenses (4)	54,479	46,530	15,128	116,137

Contribution margin (loss) (4)	$(74,571)	$(928)	$(15,128)	$(90,627)

Contribution margin (loss) percentage	(371.1)%	(2.0)%	N/A	(355.3)%

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CSG Systems International, Inc.

October 25, 2004

	Nine Months Ended September 30, 2004
	Broadband Services Division	GSS Division	Corporate	Total
Processing revenues	$240,735	$2,040	$—	$242,775
Software revenues	2,999	22,391	—	25,390
Maintenance revenues	14,202	59,138	—	73,340
Professional services revenues	608	50,987	—	51,595

Total revenues	258,544	134,556	—	393,100
Segment operating expenses (4)	151,463	128,828	45,751	326,042

Contribution margin (loss) (4)	$107,081	$5,728	$(45,751)	$67,058

Contribution margin percentage	41.4%	4.3%	N/A	17.1%

	Nine Months Ended September 30, 2003 (5)
	Broadband Services Division (3)	GSS Division	Corporate	Total
Processing revenues (Broadband Division net of $13,472 for the arbitration charge)	$259,613	$1,973	$—	$261,586
Software revenues	4,032	28,880	—	32,912
Maintenance revenues (Broadband Division net of $450 for the arbitration charge)	14,757	54,150	—	68,907
Professional services revenues	892	51,185	—	52,077

Subtotal	279,294	136,188	—	415,482
Charge for arbitration ruling attributable to periods prior to July 1, 2003	(105,679)	—	—	(105,679)

Total revenues, net	173,615	136,188	—	309,803
Segment operating expenses (4)	159,562	146,065	52,492	358,119

Contribution margin (loss) (4)	$14,053	$(9,877)	$(52,492)	$(48,316)

Contribution margin (loss) percentage	8.1%	(7.3)%	N/A	(15.6)%

(4)	CSG’s segment operating expenses and contribution margin (loss), determined in accordance with GAAP, exclude restructuring charges of $0.1 million and $3.5 million, respectively, for the three months ended September 30, 2004 and 2003, and $2.4 million and $7.6 million, respectively, for the nine months ended September 30, 2004 and 2003.
(5)	The respective segment results have been restated for the three and nine months ended September 30, 2003 to reflect the inclusion of additional stock-based compensation expense of approximately $0.2 million and $0.5 million, respectively, as a result of CSG’s adoption of SFAS No. 123, as discussed above.

Broadband Services Division

Total domestic customer accounts processed on CSG’s system as of September 30, 2004 were 44.0 million compared to 43.7 million as of June 30, 2004. The annualized revenue per processing unit for the third quarter of 2004 was $7.36 compared to annualized revenue per processing unit of $7.42 for the second quarter of 2004.

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CSG Systems International, Inc.

October 25, 2004

This quarter, the Broadband Services Division continued its migration of customers onto its rearchitected customer care and billing solution, Advanced Convergent Platform. Currently, over 1.5 million customers are being processed on the solution.

In addition, the company continued its extensive involvement in the planning, testing, trials and rollout of Voice over IP services with all of its clients offering the service. Time Warner Cable of New York City, the largest cable site in the nation, launched its telephony service this quarter.

Global Software Services Division

The GSS Division expanded its relationships with clients representing every region this quarter. The company continued to see strength in its Asia Pacific region with expanded contracts with Bharti Airtel, an Indian wireless and wireline provider, and KDB, a Korean multi-channel satellite provider.

In addition, CTBC, a leading convergent services provider in Brazil selected Kenan FX as its platform to standardize all of its services, including wireline, wireless, broadband and data.

Financial Condition

As of September 30, 2004, CSG had cash and short-term investments of $138.9 million, compared to $131.2 million as of June 30, 2004 and $105.4 million as of December 31, 2003. Billed net accounts receivable were $123.3 million as of September 30, 2004, compared to $123.7 million as of June 30, 2004 and $130.7 million as of December 31, 2003.

Cash flows from operations for the quarter ended September 30, 2004 were $24.8 million, in line with expectations. This compares to $40.2 million for the second quarter of 2004 and $39.4 million for the third quarter of 2003. The second quarter of 2004 and third quarter of 2003 cash flows from operations were significantly higher than CSG’s normal quarterly expectations, resulting primarily from the sale of certain pre-bankruptcy Adelphia accounts receivable to a third party during the second quarter of 2004, and higher than normal cash collections of accounts receivable in each of the quarters, primarily within the GSS Division.

Stock Repurchase Program

During the third quarter of 2004, CSG repurchased 846,000 shares of its common stock at a total purchase price of approximately $12.9 million (a weighted-average price of $15.25 per share.) Including these shares, the total shares repurchased under CSG’s stock repurchase program since its inception in August 1999 totaled 9.3 million shares, at a total repurchase price of $252.6 million (a weighted-average price of $27.10 per share.) At September 30, 2004, the total remaining number of shares authorized for repurchase under the program totaled 5.7 million shares.

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CSG Systems International, Inc.

October 25, 2004

Dilution Calculation for Convertible Debt Securities

It is expected that EITF Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” will become effective during the fourth quarter of 2004, with retroactive application required upon adoption. The EITF’s consensus states that shares to be potentially issued under contingently convertible debt instruments should be included in diluted earnings per share (if dilutive) regardless of whether any of the contingent conversion features have been met, which differs from the current treatment of such debt instruments under GAAP. At this time, CSG expects to make an irrevocable election to settle the $230 million principal portion of its Convertible Debt Securities in cash which would then require CSG to calculate dilution for its Convertible Debt Securities using the “treasury stock” method in periods in which CSG’s average stock price exceeds the current effective conversion price of $26.77 per share. Under the treasury stock method, CSG would have no reduction in its previously reported earnings per diluted share in the second and third quarters of 2004, as CSG’s average stock price did not exceed the effective conversion price of $26.77 per share during these periods. In addition, going forward, the Convertible Debt Securities would impact CSG’s diluted earnings per share calculation only in those periods in which CSG’s average stock price exceeds the current effective conversion price of $26.77 per share.

If CSG does not make an irrevocable election to settle the principal portion of its Convertible Debt Securities in cash prior to the adoption of EITF 04-8, CSG will be required to calculate dilution for its Convertible Debt Securities using the “if-converted” method, with retroactive application back to the June 2004 issuance date of the Convertible Debt Securities. Under the if-converted method, CSG would restate its previously reported diluted earnings per share for the third quarter of 2004 from $0.32 to $0.30, or approximately 6% of additional dilution. The impact to the second quarter of 2004 is not significant, and as a result, no restatement of diluted earnings per share would be required for this period. In addition, going forward, the if-converted method would be expected to decrease CSG’s diluted earnings per share by approximately 7-8% over current expectations.

Fourth Quarter and Full Year 2004 Financial Guidance

“For the fourth quarter, we are expecting revenues of between $127 million and $134 million and earnings per diluted share of between 21 and 27 cents,” Peter Kalan, chief financial officer, said. “We are narrowing our guidance range for full-year 2004. With our previous nine months’ performance and the fourth quarter guidance above, we now expect revenues to be between $520 million and $527 million and GAAP earnings per diluted share of 89 and 94 cents for 2004. This includes a new estimated full year 2004 effective income tax rate of 32 percent.”

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CSG Systems International, Inc.

October 25, 2004

“In addition, there are over $56 million of non-cash items included in our full-year earnings per share guidance, or approximately 75 cents per diluted share,” Kalan said. “These non-cash items include amortization of approximately $27 million, depreciation expense of approximately $14 million, and stock-based employee compensation expense of approximately $15 million. Our guidance does not include any restructuring charges that may be incurred beyond the third quarter of 2004 as we are not able to estimate them today.”

Conference Call

CSG will host a one-hour conference call on Monday, October 25, at 5 p.m. EDT, to discuss CSG’s third quarter results. The call will be carried live and archived on the Internet. A link to the conference call is available at www.csgsystems.com.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com. Additional information can be found in the Investor Relations section of the web site.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit CSG’s Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to: 1) CSG’s ability to continue to perform satisfactorily and maintain good customer relations with its two largest customers, Comcast and Echostar Communications, which combined represent approximately one-third of CSG’s revenue; 2) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 3) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 4) significant forays into new markets, which may prove costly and unprofitable; 5) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of those markets; 6) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 7) CSG’s ability to expand and effectively operate its business internationally, which is much more complex and carries a higher collections risk; 8) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 9) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; and 10) the change in the accounting treatment as it relates to the determination of diluted shares outstanding for contingent convertible debt instruments, which could adversely impact CSG’s diluted earnings per share amounts. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.

FINANCIALS TO FOLLOW

CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS-UNAUDITED

(in thousands, except share and per share amounts)

	September 30, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$130,986	$105,397
Short-term investments	7,870	—

Total cash, cash equivalents and short-term investments	138,856	105,397
Trade accounts receivable-
Billed, net of allowance of $5,438 and $11,145	123,344	130,691
Unbilled and other	15,051	18,042
Deferred income taxes	5,401	9,134
Income taxes receivable	4,361	35,076
Other current assets	11,805	11,697

Total current assets	298,818	310,037
Property and equipment, net of depreciation of $89,208 and $89,529	33,004	38,218
Software, net of amortization of $73,436 and $62,957	28,053	37,780
Goodwill	217,794	219,199
Client contracts, net of amortization of $59,301 and $50,973	52,408	58,136
Deferred income taxes	46,155	53,327
Other assets	8,536	8,078

Total assets	$684,768	$724,775

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$45,137
Client deposits	19,362	17,175
Trade accounts payable	19,852	21,291
Accrued employee compensation	30,870	32,415
Deferred revenue	46,078	52,655
Income taxes payable	17,816	20,723
Arbitration charge payable	—	25,181
Other current liabilities	20,873	25,818

Total current liabilities	154,851	240,395

Non-current liabilities:
Long-term debt, net of current maturities	230,000	183,788
Deferred revenue	5,389	3,270
Other non-current liabilities	4,148	6,537

Total non-current liabilities	239,537	193,595

Stockholders’ equity:
Preferred stock, par value $.01 per share; 10,000,000 shares authorized; zero shares issued and outstanding	—	—
Common stock, par value $.01 per share; 100,000,000 shares authorized; 51,077,602 shares and 53,788,062 shares outstanding	596	593
Additional paid-in capital	296,705	281,784
Deferred employee compensation	(1,757)	(4,458)
Accumulated other comprehensive income:
Unrealized gain (loss) on short-term investments, net of tax	(2)	1
Cumulative translation adjustments	6,467	6,519
Treasury stock, at cost, 8,482,496 shares and 5,499,796 shares	(224,008)	(171,111)
Accumulated earnings	212,379	177,457

Total stockholders’ equity	290,380	290,785

Total liabilities and stockholders’ equity	$684,768	$724,775

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CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS-UNAUDITED

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2004	September 30, 2003	September 30, 2004	September 30, 2003
Revenues:
Processing and related services (inclusive in 2003 of $13,472 charge for arbitration ruling attributable to the third quarter of 2003)	$80,748	$79,369	$242,775	$261,586
Software	9,644	10,600	25,390	32,912
Maintenance (inclusive in 2003 of $450 charge for arbitration ruling attributable to the third quarter of 2003)	24,636	23,676	73,340	68,907
Professional services	18,045	17,544	51,595	52,077

	133,073	131,189	393,100	415,482
Charge for arbitration ruling attributable to periods prior to July 1, 2003	—	(105,679)	—	(105,679)

Total revenues	133,073	25,510	393,100	309,803

Cost of revenues:
Cost of processing and related services	37,977	36,523	106,402	106,199
Cost of software and maintenance	17,295	18,546	50,731	54,251
Cost of professional services	17,177	16,778	46,943	50,006

Total cost of revenues	72,449	71,847	204,076	210,456

Gross margin (loss) (exclusive of depreciation)	60,624	(46,337)	189,024	99,347

Operating expenses:
Research and development	15,035	14,322	45,257	46,742
Selling, general and administrative	20,556	25,439	66,021	87,459
Depreciation	3,535	4,529	10,688	13,462
Restructuring charges	91	3,451	2,387	7,603

Total operating expenses	39,217	47,741	124,353	155,266

Operating income (loss)	21,407	(94,078)	64,671	(55,919)

Other income (expense):
Interest expense	(1,811)	(3,291)	(8,049)	(10,647)
Write-off of deferred financing costs	—	—	(6,569)	—
Interest and investment income, net	536	381	1,092	1,112
Other, net	1,261	753	211	3,582

Total other	(14)	(2,157)	(13,315)	(5,953)

Income (loss) before income taxes	21,393	(96,235)	51,356	(61,872)
Income tax (provision) benefit	(5,060)	42,461	(16,434)	28,524

Net income (loss)	$16,333	$(53,774)	$34,922	$(33,348)

Basic net income (loss) per common share:
Net income (loss) available to common stockholders	$0.33	$(1.05)	$0.69	$(0.65)

Weighted average common shares	49,565	51,456	50,844	51,372

Diluted net income (loss) per common share:
Net income (loss) available to common stockholders	$0.32	$(1.05)	$0.68	$(0.65)

Weighted average common shares	50,324	51,456	51,558	51,372

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CSG SYSTEMS INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS-UNAUDITED

(in thousands)

	Nine Months Ended
	September 30, 2004	September 30, 2003
Cash flows from operating activities:
Net income (loss)	$34,922	$(33,348)
Adjustments to reconcile net income (loss) to net cash provided by operating activities -
Depreciation	10,688	13,462
Amortization	20,328	18,684
Restructuring charge for abandonment of facilities	654	3,234
Gain on short-term investments	(4)	—
Write-off of deferred financing costs	6,569	—
Deferred income taxes	10,927	461
Tax benefit of stock options exercised	1,253	15
Stock-based employee compensation	11,448	4,067
Changes in operating assets and liabilities:
Trade accounts and other receivables, net	10,752	18,048
Other current and non-current assets	(428)	829
Arbitration charge payable	(25,181)	119,601
Income taxes payable/receivable	29,183	(44,774)
Accounts payable and accrued liabilities	(9,332)	(12,284)
Deferred revenues	(4,823)	10,814

Net cash provided by operating activities	96,956	98,809

Cash flows from investing activities:
Purchases of property and equipment	(5,454)	(6,706)
Purchases of short-term investments	(14,479)	(7,782)
Proceeds from sale of short-term investments	6,610	—
Acquisition of businesses and assets, net of cash acquired	(699)	(2,380)
Acquisition of and investments in client contracts	(2,254)	(1,584)

Net cash used in investing activities	(16,276)	(18,452)

Cash flows from financing activities:
Proceeds from issuance of common stock	5,564	1,310
Repurchase of common stock	(53,538)	(207)
Proceeds from long-term debt	230,000	—
Payments on long-term debt	(228,925)	(41,075)
Payments of deferred financing costs	(8,127)	(87)

Net cash used in financing activities	(55,026)	(40,059)

Effect of exchange rate fluctuations on cash	(65)	941

Net increase in cash and cash equivalents	25,589	41,239
Cash and cash equivalents, beginning of period	105,397	94,424

Cash and cash equivalents, end of period	$130,986	$135,663

Supplemental disclosures of cash flow information:
Cash paid (received) during the period for -
Interest	$5,059	$8,321
Income taxes	(24,537)	15,606